Exhibit 2(c)

INDEMNITY REINSURANCE AGREEMENT
BY AND BETWEEN
EMPIRE GENERAL LIFE ASSURANCE COMPANY
AND
FIRST FORTIS LIFE INSURANCE COMPANY

        This Indemnity Reinsurance Agreement (the “Agreement”) is made and entered into as of December 31, 2001 (the “Effective Date”), by and between Empire General Life Assurance Company, a Tennessee corporation (“Ceding Company”), and Fortis Benefits Insurance Company, a Minnesota corporation (“Reinsurer”).

        Ceding Company, through the Dental Benefits Division of Protective Life Corporation (the “Dental Division”), has issued or assumed certain insurance products consisting of group indemnity dental insurance policies and group disability insurance policies, all of which either currently are in force, or have terminated but with respect to which there still are runoff claims.

        Reinsurer desires to reinsure, and Ceding Company desires to cede to Reinsurer, one hundred percent (100%) of the Policy Liabilities (as defined below). Ceding Company also desires to assign and delegate to Reinsurer, and Reinsurer also desires to accept and assume, certain of Ceding Company’s rights and obligations under the Other Agreements (as such term is defined below).

AGREEMENT

        Now, therefore, in consideration of the mutual promises of the parties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. Definitions. As used in this Agreement, the following capitalized terms will have the following meanings.

        1.1. “Administrative Services” means the performance of tasks, duties, responsibilities and actions necessary to administer the Business, as more specifically set forth in Section 5.

        1.2. “Adjusted Transfer Amount” means the amount of the Policy-Related Liabilities as of the Effective Time less the amount of the Policy-Related Assets as of the Effective Time, as set forth on the Effective Date Accounting.

        1.3. “Affiliate” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person.

        1.4. "Agreement" means this Indemnity Reinsurance Agreement and all exhibits hereto, as it may be amended, supplemented or restated from time to time.

        1.5. "Asserted Liability" is defined in Section 6.3.

        1.6. “Assumed Agreements” means (a) the Provider Agreements, (b) the Third-Party Administration Agreements and (c) each Other Agreement that Reinsurer assumes pursuant to the provisions of Section 3.11 hereof but only from and after the date of such assumption; provided, however, that with respect to (a) and (b) above, “Assumed Agreements” will not include any Provider Agreement or Third-Party Administration Agreement that Reinsurer specifies in writing to Ceding Company on the Effective Date as an agreement that is not to be treated as an Assumed Agreement for the purposes of this Agreement unless such Provider Agreement or Third-Party Administration Agreement is assumed by Reinsurer after the Effective Date under Section 3.11 (and in such case, it will be treated as an Assumed Agreement only from and after the date of such assumption as provided in Section 3.11).

        1.7. "BBI" means Better Benefits, Inc., formerly known as Better Compensation, Inc.

        1.8. “BBI Marketing Agreement” means collectively (i) the Joint Marketing Agreement between BBI and Protective Life Insurance Company, dated as of January 1, 1991, as amended, and (ii) the Amended and Restated Joint Marketing Agreement by and among BBI, Protective Life Insurance Company and Protective Life & Annuity Insurance Company dated February 7, 1997, as amended on April 15, 1999 and March 31, 2000.

        1.9. "Business" means all business under the Reinsured Policies, Reinsured Assumed Agreements, Reinsurance Agreements, Related Agreements, Provider Agreements and Third Party Administration Agreements.

        1.10. “Business Proceeding” means each action, suit, investigation or proceeding with respect to the Business by or before any court, arbitrator or administrative or governmental body.

        1.11. "Ceding Commission" is defined in Section 4.2.

        1.12. “Ceding Company” means Empire General Life Assurance Corporation and its permitted successors and assigns, including any liquidator, receiver, rehabilitator, or other statutory successor.

        1.13. "Ceding Company Indemnitees" is defined in Section 6.2.

        1.14. "Ceding Company's DAC Calculation" is defined in Section 4.13.5.

        1.15. "Claims Notice" is defined in Section 6.3.

        1.16. "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

        1.17. "Commissions" means all commissions or other compensation due agents or brokers with respect to any of the Reinsured Policies.

        1.18. “Commissions Due & Accrued” means the aggregate of all Commissions due with respect to the Reinsured Policies determined in accordance with SAP and appropriately includable on lines 12 and 18 of the Liabilities, Surplus and Other Funds page of the 2000 NAIC Annual Statement Blank, on lines 10 and 18 of the Liabilities, Surplus and Other Funds page of the 2001 NAIC Annual Statement Blank or on comparable line items in successor NAIC Annual Statement Blanks.

        1.19. "Confidential Information" is defined in Section 5.15.

        1.20. "Effective Date" means the date specified in the first paragraph of this Agreement.

        1.21. "Effective Date Accounting" is defined in Section 4.5.

        1.22. "Effective Time" means 11:59 p.m. on the Effective Date.

        1.23. “Excluded Liability” means all liabilities or obligations of Ceding Company of any character or nature arising out of or related to the Business that are not Policy Liabilities or Other Assumed Liabilities, including, without limitation, liabilities (i) for taxes payable with respect to Premiums received by Ceding Company before the Effective Time or on account of the Premiums Receivable as of the Effective Time; (ii) arising from participation in any guaranty fund, insolvency fund, plan, pool, association or other similar organization, and that is assessed with respect to the Reinsured Policies based on Premiums received by Ceding Company before the Effective Time or on account of the Premiums Receivable as of the Effective Time; (iii) for Commissions that are payable with respect to the Reinsured Policies with respect to Premiums received by Ceding Company before the Effective Time or on account of the Premiums Receivable as of the Effective Time (other than Commissions with respect to such Premiums Receivable to the extent that such Commissions are included in the Policy-Related Liabilities as of the Effective Time); or (iv) all Extra-Contractual Liabilities related to acts or omissions that occurred, or were alleged to have occurred, prior to the Effective Time.

        1.24. “Existing Policies” means all group indemnity dental insurance policies and group disability insurance policies that have been issued, or assumed pursuant to the Reinsured Assumed Agreements, by Ceding Company through the Dental Division, whether offered on a voluntary basis (employee-paid) or true group (employer-paid) basis, that are both listed on Exhibit A and in force at the Effective Time, as well as any riders thereto, including those providing for other supplemental benefits, any such policies that have lapsed but are subject to reinstatement, and any supplemental benefits arising out of such policies.

        1.25. “Experience Rating Refund Liability” means the aggregate of all experience rating refund liabilities with respect to the Reinsured Policies determined in accordance with SAP and appropriately includable on line 11.2 of the Liabilities, Surplus and Other Funds page of the 2000 NAIC Annual Statement Blank, on line 9.2 of the Liabilities, Surplus and Other Funds page of the 2001 NAIC Annual Statement Blank or on comparable line items in successor NAIC Annual Statement Blanks.

        1.26. “Extra-Contractual Liabilities” means all liabilities (including but not limited to liabilities for consequential, exemplary, punitive or similar damages) that relate to or arise in connection with any alleged or actual act, error or omission, whether intentional or otherwise, or from any alleged or actual reckless conduct or bad faith (i) in connection with the handling of any claim under any of the Reinsured Policies, or (ii) in connection with the marketing, issuance, delivery, administration or cancellation of any of the Reinsured Policies.

        1.27. “Final Transfer Amount” means the amount of the Policy-Related Liabilities as of the Effective Time less the amount of the Policy-Related Assets as of the Effective Time, as set forth on the True-Up Accounting.

        1.28. “Governmental Entity” means any foreign, federal, state, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, department, agency or political subdivision thereof).

        1.29. “Indemnity Accounting” means the indemnity reinsurance accounting, setting forth the Policy-Related Assets and Policy-Related Liabilities as of March 31, 2001, assuming a March 31, 2001 Effective Date, which is attached hereto as Exhibit B.

        1.30. "Losses" and individually "Loss" is defined in Section 6.1.

        1.31. “Marketing Termination Date” means the date that is one (1) year after the Effective Date, or such earlier date as Reinsurer may hereafter request.

        1.32. "Monthly Accounting" is defined in Section 4.7.

        1.33. “NAIC Annual Statement Blank” means the form of annual statement for life and accident and health insurance companies-association edition, as prescribed from time to time by the NAIC.

        1.34. “New Policies” means group indemnity dental insurance policies that may be issued by Ceding Company as required under Section 3.6. New Policies will only be issued on the forms and in those states set forth in Exhibit C.

        1.35. "Net Premiums" means Premiums after any adjustments or refunds.

        1.36. "Net Transfer Amount Difference" is defined in Section 4.5.3.

        1.37. “90-Day Treasury Rate” means the annual yield rate, on the date to which such 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).

        1.38. “Other Assumed Liabilities” means the contractual liabilities and obligations of Ceding Company arising (a) at or after the Effective Time under the Other Agreements or (b) prior to the Effective Time under the Other Agreements to the extent that such liabilities and obligations are included in Policy-Related Liabilities as of the Effective Time.

        1.39. "Other Agreements" means collectively the Related Agreements, the Reinsurance Agreements, the Reinsured Assumed Agreements, the Provider Agreements and the Third-Party Administration Agreements.

        1.40. “Person” means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body or other entity.

        1.41. “Policy Liabilities” means: (i) all contractual obligations of Ceding Company under the Reinsured Policies; (ii) all obligations of Ceding Company represented by the Reserves transferred to Reinsurer pursuant to Section 4.3 (to the extent not included in the immediately preceding clause (i)); (iii) all liabilities for premium taxes arising on account of Premiums received by Reinsurer at or after the Effective Time other than such taxes arising on account of Premiums Receivable as of the Effective Time; (iv) all amounts payable for returns or refunds of Premiums under the Reinsured Policies; (v) all liabilities for Commissions payable with respect to the Reinsured Policies with respect to Premiums received by Reinsurer at or after the Effective Time (including the Premiums Receivable to the extent that the Commissions in respect thereof are included in the Policy-Related Liabilities as of the Effective Time); (vi) all guaranty fund assessments and similar charges imposed with respect to the Reinsured Policies based on Premiums received by Reinsurer at or after the Effective Time other than such assessments and similar charges arising on account of Premiums Receivable as of the Effective Time; and (vii) all Extra-Contractual Liabilities related to acts or omissions that occurred, or were alleged to have occurred at or after the Effective Time, other than Extra-Contractual Liabilities arising from acts or omissions of Ceding Company; provided, however, that acts or omissions of Reinsurer and its Affiliates, acting on behalf of Ceding Company, with respect to the Reinsured Policies and the Other Agreements will not be deemed to be the acts or omissions of Ceding Company and provided that acts or omissions at and after the Effective Time of (x) brokers and agents that Ceding Company appointed prior to the Effective Time to market the Reinsured Policies, (y) brokers and agents that Reinsurer appoints on behalf of Ceding Company after the Effective Time with respect to the Reinsured Policies or (z) brokers and agents that Ceding Company appoints at the direction of Reinsurer with respect to the Reinsured Policies will not be deemed to be the acts or omissions of Ceding Company.

        1.42. "Policy-Related Assets" means collectively the Reinsurance Receivable, Premiums Receivable and Prepaid Capitation.

        1.43. "Policy-Related Liabilities" means collectively the Reserves, Premiums Paid in Advance, Experience Rating Refund Liability, and Commissions Due & Accrued.

        1.44. "Policy Termination Date" means the date that is two (2) years after the Marketing Termination Date.

        1.45. "Policyholder" means the policyholder with respect to a Reinsured Policy.

        1.46. "Preliminary Effective Date Accounting" is defined in Section 4.4.

        1.47. “Preliminary Transfer Amount” means the amount of the Policy-Related Liabilities less the amount of the Policy-Related Assets, in each case as of the last day of the calendar month that is two months immediately preceding the calendar month during which the Effective Date occurs (by way of example, if the Effective Date were August 1, such accounting would be as of June 30), as set forth on the Preliminary Effective Date Accounting.

        1.48. "Premiums" is defined in Section 4.1.

        1.49. “Premiums Due & Deferred A&H” means the aggregate of all Premiums receivable (including, without limitation, due and deferred Premiums) with respect to the Reinsured Policies determined in accordance with SAP and appropriately includable as a net admitted asset on line 16 of the Assets page of the 2000 NAIC Annual Statement Blank, on line 17 of the Assets page of the 2001 NAIC Annual Statement Blank or on comparable line items in successor NAIC Annual Statement Blanks.

        1.50. “Premiums Due & Deferred Life” means the aggregate of all Premiums receivable (including, without limitation, due and deferred Premiums) with respect to the Reinsured Policies determined in accordance with SAP and appropriately includable as a net admitted asset on line 15 of the Assets page of the 2000 NAIC Annual Statement Blank, on line 16 of the Assets page of the 2001 NAIC Annual Statement Blank or on comparable line items in successor NAIC Annual Statement Blanks.

        1.51. “Premiums Paid in Advance” means the aggregate of all Premiums paid in advance with respect to the Reinsured Policies determined in accordance with SAP and appropriately includable on line 9 of the Liabilities, Surplus and Other Funds page of the 2000 NAIC Annual Statement Blank, on line 8 of the Liabilities, Surplus and Other Funds page of the 2001 NAIC Annual Statement Blank or on comparable line items in successor NAIC Annual Statement Blanks.

        1.52. "Premiums Receivable" means the aggregate of all Premiums Due & Deferred Life and Premiums Due & Deferred A&H.

        1.53. “Prepaid Capitation” means the aggregate of all prepaid capitation amounts paid in advance with respect to the Reinsured Policies determined in accordance with SAP and appropriately includable on line 22 of the Assets page of the 2000 NAIC Annual Statement Blank, on line 24 of the Assets page of the 2001 NAIC Annual Statement Blank, or in comparable line items on successor NAIC Annual Statement Blanks, in each case whether or not such prepaid capitation amounts are admitted assets for statutory reporting purposes.

        1.54. “Provider Agreements” means those agreements with Persons listed on Exhibit D hereto pursuant to which Ceding Company directly or indirectly contracts for the services of dental care providers with respect to benefits provided under the Reinsured Policies that are group indemnity dental insurance policies or prepaid managed dental care contracts.

        1.55. "Purchase Agreement" means the Stock and Asset Purchase Agreement dated July 9, 2001, by and among Protective Life Corporation, Protective Life Insurance Company, Fortis, Inc. and Dental Care Holdings, Inc., as amended, supplemented or restated from time to time.

        1.56. “Reinsurance Agreements” means the reinsurance agreements listed on Exhibit E and under which Ceding Company has ceded liabilities to Persons other than Reinsurer. The cession of the Reinsured Policies to Reinsurer hereunder is not intended to alter the reinsurance of the portion of the risk that has been so ceded to other Persons under the Reinsurance Agreements.

        1.57. “Reinsurance Receivable” means the aggregate of all amounts recoverable from reinsurers with respect to the Reinsured Policies, determined in accordance with SAP and appropriately includable as a net admitted asset on lines 12.1, 12.2, 12.3 and 12.4 of the Assets page of the 2000 NAIC Annual Statement Blank, on lines 12.1, 12.2, 12.3 and 12.4 of the Assets page of the 2001 NAIC Annual Statement Blank or on comparable line items in successor NAIC Annual Statement Blanks.

        1.58. “Reinsured Assumed Agreements” means those reinsurance contracts listed in Exhibit F and pursuant to which Ceding Company reinsures or coinsures policies issued by third-party insurers.

        1.59. "Reinsured Policies" means, collectively, all Terminated Policies, Existing Policies and New Policies.

        1.60. “Reinsurer” means Fortis Benefits Insurance Company and its permitted successors and assigns, including any liquidator, receiver, rehabilitator, or other statutory successor.

        1.61. "Reinsurer's DAC Calculation" is defined in Section 4.13.4.

        1.62. “Related Agreements” means the agreements of Ceding Company requiring the payment of Commissions relating to the Reinsured Policies to the Persons listed on Exhibit G.

        1.63. “Reserves” means the aggregate of all reserves (including, as applicable, funds at interest, life benefit reserves, A&H benefit reserves, life claim reserves, A&H claim reserves and unearned Premium reserves and premium deposit fund liabilities) with respect to the Reinsured Policies determined in accordance with SAP and appropriately includable, as applicable to the Reinsured Policies, on lines 1, 2, 3, 4.1, 4.2, 5, 10.1, 10.2 and 10.3 of the Liabilities, Surplus and Other Funds page of the 2000 NAIC Annual Statement Blank, on lines 1, 2, 3, 4.1 and 4.2 of the Liabilities, Surplus and Other Funds page of the 2001 NAIC Annual Statement Blank or on comparable line items in successor NAIC Annual Statement Blanks.

        1.64. “SAP” means the statutory accounting practices prescribed or permitted by the insurance regulatory authority of the Ceding Company’s jurisdiction of domicile.

        1.65. “Terminated Policies” means all group indemnity dental insurance policies and group disability insurance policies issued, or assumed pursuant to the Reinsured Assumed Agreements, by Ceding Company through the Dental Division, whether offered on a voluntary basis (employee-paid) or true group (employer-paid) basis, as well as any riders providing for other supplemental benefits, and any supplemental benefits arising out of such policies, that have been terminated before the Effective Date but with respect to which there still are runoff claims at or after the Effective Time.

        1.66. “Third-Party Administration Agreements” means those agreements listed on Exhibit H. “Third Party Administration Agreements” includes administrative-services-only agreements (often referred to as “ASO Agreements”).

        1.67. "True-Up Accounting" is defined in Section 4.6.

        1.68. "True-Up Value Difference" is defined in Section 4.6.3.

        1.69. "Trust Agreement" is defined in Section 8.1.

2. Purpose of Agreement; Coverages to be Reinsured; Liabilities Assumed.

        2.1. Purpose. The purpose of this Agreement is to provide for, as of the Effective Time, (i) the one hundred percent (100%) reinsurance by Reinsurer on a coinsurance basis of the Policy Liabilities, (ii) the assumption by Reinsurer of all Other Assumed Liabilities with reference only to the Assumed Agreements and (iii) the agreement by Reinsurer to pay and otherwise perform all of the Other Assumed Liabilities under the Other Agreements (other than the Assumed Agreements), all in consideration of the transfer of ownership by Ceding Company to Reinsurer of the cash and other assets as provided in Section 4.3 and the transfer to Reinsurer by Ceding Company of certain of Ceding Company’s rights and obligations under and in connection with the Business as set forth herein. Reinsurer accepts all service responsibilities with respect to all of the Business in accordance with the terms of this Agreement. Reinsurer will not accept any liabilities of Ceding Company under this Agreement other than the Policy Liabilities and the Other Assumed Liabilities.

        2.2. Cession and Assignment. As of the Effective Time, Ceding Company hereby cedes to Reinsurer, and Reinsurer hereby accepts reinsurance on a coinsurance basis, of 100% of the Policy Liabilities, to the end that then and thereafter, as between the parties to this Agreement, Ceding Company will have no liability for Policy Liabilities and no rights to any profits or other benefits of the Business. With respect to the Other Agreements and the Other Assumed Liabilities, the parties hereby agree as follows:

        2.2.1. As of the Effective Time, Reinsurer hereby agrees to pay and otherwise perform on behalf of Ceding Company the Other Assumed Liabilities.

        2.2.2. As of the Effective Time, Ceding Company hereby assigns to Reinsurer, and Reinsurer hereby accepts and assumes, all of Ceding Company’s rights and interests in and under the Assumed Agreements.

        2.2.3. Ceding Company’s rights and interests under and in all of the Related Agreements, and each Provider Agreement and Third Party Administration Agreement that is not an Assumed Agreement, will not be assigned to Reinsurer at the Effective Time, but may be assigned to Reinsurer after the date hereof in accordance with Section 3.11; provided, however, that until such assignment, if any, Ceding Company will provide or cause to be provided to Reinsurer all benefits of Ceding Company under each such Related Agreement, Provider Agreement and Third Party Administration Agreement and will enforce for the account of Reinsurer any rights of Ceding Company arising from each such Related Agreement, Provider Agreement and Third Party Administration Agreement, so that Reinsurer receives the full economic and other benefits of each such Related Agreement, Provider Agreement and Third Party Administration Agreement as though they had been assigned to Reinsurer. Reinsurer will reimburse Ceding Company for Ceding Company’s reasonable costs and expenses in so enforcing any such rights.

        2.2.4. As of the Effective Time, Ceding Company hereby assigns to Reinsurer, and Reinsurer hereby accepts, all of Ceding Company’s rights and interests in and under the Reinsurance Agreements and Reinsured Assumed Agreements, if consent to such assignment has been obtained from the other contracting party thereto or no such consent was required. If such consent has not been obtained, from and after the Effective Time, Ceding Company will provide or cause to be provided to Reinsurer all benefits of Ceding Company under such unassigned Reinsurance Agreements and Reinsured Assumed Agreements and will enforce for the account of Reinsurer any rights of Ceding Company arising from such unassigned Reinsurance Agreements and Reinsured Assumed Agreements, so that Reinsurer receives the full economic and other benefits of the Reinsurance Agreements and Reinsured Assumed Agreements as though they had been assigned to Reinsurer. Reinsurer will reimburse Ceding Company for Ceding Company’s reasonable costs and expenses in so enforcing any such rights.

        2.3. Ceding Company Access to Provider Agreements and Third Party Administration Agreements. Beginning at the Effective Time and extending through the Policy Termination Date, with respect to the Provider Agreements and Third Party Administration Agreements that are Assumed Agreements, as such agreements relate to the Reinsured Policies, Reinsurer will provide to Ceding Company such rights and benefits under such agreements as are necessary and appropriate for Ceding Company to perform its obligations under this Agreement as the direct writer of the Reinsured Policies.

3. Reinsurance Provisions.

        3.1. Duration of Reinsurance. The liability of Reinsurer under this Agreement with respect to any Reinsured Policy will begin simultaneously with that of Ceding Company, but not before the Effective Time. Reinsurer’s liability with respect to any Reinsured Policy will not terminate until Ceding Company’s liability on such Reinsured Policy terminates. Reinsurer’s liability with respect to any Related Agreement, any Provider Agreement or any Third Party Administration Agreement will not terminate until Ceding Company’s liability under such agreement terminates.

        3.2. Responsibility for Payments and Performance. At and after the Effective Time, Reinsurer will have the responsibility for paying all Policy Liabilities. At and after the Effective Time, Reinsurer will have the responsibility for performing or paying all Other Assumed Liabilities. Ceding Company will have the responsibility for paying all Excluded Liabilities.

        3.3. Changes to Existing Policies or New Policies. Except as otherwise set forth herein, any changes to Existing Policies or New Policies may be made only with the prior written consent of Ceding Company, which consent will not be unreasonably withheld, conditioned or delayed. Ceding Company will not make any changes to the terms and conditions of a Reinsured Policy or withdraw or terminate any form of Reinsured Policy on file with any Governmental Entity, except in either case with Reinsurer’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that Ceding Company will be entitled to make changes to a Reinsured Policy or withdraw or terminate the form of a Reinsured Policy to the extent such action is required by applicable law or pursuant to the terms of the Reinsured Policy, and Ceding Company shall have given written notice thereof to Reinsurer in advance of taking such action.

        3.4. Conversions. At and after the Effective Time, Reinsurer will issue or cause to be issued any individual conversion policy that may be required under the terms of a Reinsured Policy.

        3.5. Errors and Omissions. If through an oversight, Ceding Company fails to list an Existing Policy on Exhibit A, a Reinsurance Agreement on Exhibit E, a Reinsured Assumed Agreement on Exhibit F, a Related Agreement on Exhibit G, a Third Party Administration Agreement on Exhibit H, or a Provider Agreement on Exhibit D or if Ceding Company fails to transfer to Reinsurer any Reserves or applicable Premiums with respect thereto and a party discovers such error in the information in any such Exhibit or in the transfer of such Reserves or Premiums, the party discovering the error must promptly notify the other party and provide information documenting the error. The parties then in good faith will attempt to resolve the matter, and if the parties cannot resolve the matter, the matter will be submitted to arbitration in accordance with Section 7, in each case in order to place both parties in the positions they would have been in had the error not occurred.

        3.6. New Policies. During the period that begins at the Effective Time and ends on the Marketing Termination Date, New Policies will be issued by Ceding Company at the request of Reinsurer; provided, however, that a New Policy that is delivered after the Marketing Termination Date but that has an effective date that is on or prior to the Marketing Termination Date shall, for the purposes of this Section 3.6 and of Section 3.7, be deemed issued on such effective date. Each New Policy will have a term not to exceed one (1) year from its effective date; provided, however, that a New Policy may have a term not to exceed two (2) years from its effective date or may provide a guaranteed Premium rate for an initial two-year period from its effective date, if such New Policy is issued prior to the Marketing Termination Date in the ordinary course of business consistent with Ceding Company’s past practices. Reinsurer will pay all expenses and perform all responsibilities related to the issue of any New Policies as permitted under this Agreement, including but not limited to all expenses related to agent appointments, commissions, marketing and printing. A New Policy may not include any term or condition that would prevent the termination of such policy on or at any time after the Policy Termination Date, other than a term that is the same as is contained in one of the forms of New Policies set forth in Exhibit C providing for a prior notice of termination or an effective date of termination. Reinsurer will provide and maintain all documentation related to the appointment of agents in connection with the sale or issue of New Policies. Ceding Company will cooperate with such agent appointments but it may, in its reasonable discretion, terminate the appointment of any agent following prior notice to Reinsurer of such intended action if, in Ceding Company’s reasonable judgment, such agent is creating an unreasonable business or legal risk for Ceding Company. Ceding Company will promptly terminate the appointment of any agent to sell New Policies if directed in writing to do so by Reinsurer. In marketing New Policies as permitted under this Agreement, Reinsurer may use only those marketing materials approved for use by Ceding Company at the Effective Time or that may be approved by Ceding Company after the Effective Time at the request of Reinsurer, such approval not to be unreasonably withheld, conditioned or delayed. Reinsurer may not otherwise use Ceding Company’s name, logo, trademarks or trade names, except as permitted by Section 5.14 of this Agreement or by the Purchase Agreement.

        3.7. Renewal and Termination of Existing and New Policies. At and after the Effective Time and before the Marketing Termination Date, Ceding Company will, at Reinsurer’s request, renew any Existing Policy at the conclusion of the normal renewal cycle for such policy or on the anniversary date for such policy for a term not to exceed one (1) year and at rates determined by Reinsurer. In addition, Ceding Company will renew a New Policy after the Marketing Termination Date, at Reinsurer’s request, where appropriate to honor a two-year rate guarantee for a New Policy that was issued before the Marketing Termination Date for a period not to extend beyond the Policy Termination Date and at rates determined by Reinsurer. Reinsurer will pay all expenses and perform all responsibilities related to the renewal of any Existing Policies or New Policies as permitted under this Agreement, including but not limited to all expenses related to agent appointments, commissions, marketing and printing. With respect to any such renewal of an Existing Policy or New Policy after the Effective Time, Reinsurer may not provide or include any term or condition that would prevent the termination of such policy on or at any time after the Policy Termination Date, other than a term providing for a prior notice of termination or an effective date of termination that is the same as is contained in such Existing Policy (in the case of a renewal of an Existing Policy) or in one of the forms of New Policies set forth in Exhibit C (in the case of a renewal of a New Policy). After the Marketing Termination Date, except as provided above in this Section 3.7 or in Section 3.6, Ceding Company will not be obligated to renew any Existing Policy or New Policy or to issue any New Policy, and Reinsurer may not do so on Ceding Company’s behalf. Reinsurer agrees that, on and after the Policy Termination Date, at Ceding Company’s written direction, Reinsurer will, on Ceding Company’s behalf, terminate any Existing Policy or any New Policy that may be in force on such date in accordance and consistent with the provisions thereof and, that if Reinsurer fails to so terminate any such Existing Policy or New Policy prior to the earlier of (x) sixty (60) calendar days after Reinsurer receives such notice from Ceding Company and (y) five (5) business days prior to the renewal date of such Existing Policy or New Policy, then Ceding Company may terminate such Existing Policy or New Policy. Ceding Company represents and warrants to Reinsurer that all policy forms listed on Exhibits A and C contain terms and conditions that will not preclude Reinsurer from complying with the obligations in Section 3.7 and this Section 3.8, including, without limitation, the obligation to permit Existing Policies to be terminated on and after the Policy Termination Date.

        3.8. Compliance with Certain Agreements. Anything herein to the contrary notwithstanding, without Ceding Company’s prior written consent, Reinsurer will not cause to be issued any New Policy to any state or federally chartered credit union operating in the United States. In the event that BBI does not agree to terminate the BBI Marketing Agreement at or prior to the Effective Time, then anything herein to the contrary notwithstanding, without Ceding Company’s prior written consent, Reinsurer will not cause to be issued any New Policy or cause to be renewed any Existing Policy in Maine, New Hampshire, Vermont, Massachusetts, Rhode Island, West Virginia, Connecticut, Pennsylvania, New Jersey, Delaware or New York other than through BBI.

        3.9. Compliance with Law. Reinsurer will comply in all material respects with all state insurance laws and regulations and all other applicable laws and regulations in performing its activities under this Section 3 and its other obligations under this Agreement, including but not limited to its appointment of agents on behalf of Ceding Company, its payment of commissions to such agents and its use of marketing materials, and no approval by Ceding Company under Section 3.7 above of any marketing materials used by Reinsurer will be deemed to waive any liability of Reinsurer to Ceding Company under this Agreement arising from the failure of such marketing materials to comply with such laws and regulations. Ceding Company will use all commercially reasonable efforts to comply with directions from Reinsurer with respect to issuance of New Policies, renewals of Existing Policies and New Policies, and administration of Reinsured Policies, so long as such directions comply with all applicable laws and are not inconsistent with the provisions of this Agreement. Reinsurer will reimburse Ceding Company for Ceding Company’s reasonable costs and expenses in complying with such directions.

        3.10. Credit for Ceded Reinsurance. Subject to Section 8 hereof, Reinsurer will maintain all licenses or otherwise take all action that may be necessary for Ceding Company to obtain full financial credit for the Reinsured Policies.

        3.11. Assignment of Certain Other Agreements. From and after the Effective Time, as may be requested by Reinsurer from time to time, Ceding Company will assign to Reinsurer, and Reinsurer will assume and accept, all of Ceding Company’s rights and interests in and under any Related Agreement, Provider Agreement and Third Party Administration Agreement that has not been previously assumed by Reinsurer pursuant to the provisions of this Agreement (including assumptions pursuant to this Section 3.11); provided, however, that to the extent that any such assignment would preclude Ceding Company from lawfully fulfilling its obligations under this Agreement, then as a condition to such assignment, Reinsurer and Ceding Company will enter into an appropriate agreement to provide Ceding Company with the necessary rights and benefits under such assigned agreement to enable Ceding Company to fulfill lawfully its obligations under this Agreement; and provided further, that following the Policy Termination Date (but not prior to such date), Ceding Company will terminate any of the Related Agreements, Provider Agreements or Third Party Administration Agreements that have not then been assigned to Reinsurer.

        3.12. Approval of Reinsurer Rates and Forms. Reinsurer will use commercially reasonable efforts to obtain approval of Reinsurer’s rates and policy forms from the relevant regulatory authorities to enable Reinsurer to convert the Reinsured Policies to Reinsurer’s own policies on the first practicable policy renewal date (in accordance with Section 3.7) following the Effective Date.

4. Accounting, Payments and Procedures.

        4.1. Premium Accounting. Reinsurer will be entitled to receive one hundred percent (100%) of all premiums and other amounts with respect to the Reinsured Policies (“Premiums”) that are received at or after the Effective Time, including, without limitation, amounts received in payment of Premiums Receivable as of the Effective Time, and all such Premiums will be the sole property of Reinsurer. Reinsurer will be authorized to endorse for payment to Reinsurer all checks, drafts and money orders payable to Ceding Company as payment of Premiums that are received at or after the Effective Time. Ceding Company hereby assigns to Reinsurer, as of the Effective Time, all of its rights and privileges to draft or debit the accounts of any Policyholders for Premiums, including existing pre-authorized bank draft or electronic fund transfer arrangements between Ceding Company and such Policyholders. Ceding Company will promptly (but in no event later then five (5) business days following Ceding Company’s receipt thereof) endorse and remit, and hereby assigns to Reinsurer, any Premiums received at or after the Effective Time. All Premiums received before the Effective Time will be retained by Ceding Company.

        4.2. Ceding Commission. In consideration of Ceding Company's transfer of the Reinsured Policies and the Preliminary Transfer Amount to Reinsurer as provided herein, on the Effective Date, Reinsurer will pay to Ceding Company a ceding commission in cash in the amount of $2,500,000 (the "Ceding Commission").

        4.3. Transfer of Assets. On the Effective Date, in consideration of and subject to Reinsurer’s (a) reinsurance of the Policy Liabilities, (b) assumption or payment and performance of the Other Assumed Liabilities and (c) payment of the ceding commission, all as provided in this Agreement, Ceding Company hereby (x) transfers to Reinsurer cash equal to the Preliminary Transfer Amount and (y) sells, transfers, conveys, grants, assigns and delivers to Reinsurer, free and clear of all claims, liens, interests and encumbrances, and Reinsurer hereby accepts from Ceding Company, all of Ceding Company’s existing and future right, title and interest in and to the Policy-Related Assets received by or on behalf of Ceding Company at or after the Effective Time with respect to the Reinsured Policies, and Ceding Company agrees to execute and deliver to Reinsurer any further instruments or assurances that Reinsurer may reasonably request for more effectual vesting of Reinsurer’s right, title and interest in and to such Policy-Related Assets. To the extent that a court of competent jurisdiction or Governmental Entity determines that the foregoing transfer and conveyance of Policy-Related Assets is not effective to vest absolute and irrevocable title in such Policy-Related Assets in Reinsurer, then Ceding Company hereby grants to Reinsurer a first priority security interest in such Policy-Related Assets to secure payment and performance of the Policy Liabilities and the Other Assumed Liabilities. Ceding Company will take all action reasonably requested by Reinsurer to assist Reinsurer in recording and perfecting such first priority security interest, including Ceding Company’s execution and delivery of any financing statements reasonably requested by Reinsurer.

        4.4. Preliminary Effective Date Accounting. Ceding Company has delivered to Reinsurer not later than five business days prior to the Effective Date an accounting, as of the last day of the calendar month that is two months immediately preceding the calendar month during which the Effective Date occurs (by way of example, if the Effective Date were August 1, such accounting would be as of June 30) of all Policy-Related Liabilities and Policy-Related Assets as of such date in the same form as the Indemnity Accounting (the “Preliminary Effective Date Accounting”). Such accounting was reviewed and accompanied by a certificate signed by Ceding Company’s chief actuary who is a Member of the American Academy of Actuaries, certifying that all items appearing on such accounting were: (i) correct to the best knowledge of such actuary and do not contain errors in calculation, methodology or application; (ii) based on the books and records of Ceding Company; (iii) calculated in accordance with applicable SAP; and (iv) prepared using the same accounting and actuarial methodologies, assumptions and procedures, and the application thereof, that Ceding Company utilized in preparing its statutory Annual Statement as of December 31, 2000 and the Indemnity Accounting. Ceding Company will provide Reinsurer with a copy of all work papers and data used, and access to all Ceding Company personnel involved, in preparing the Preliminary Effective Date Accounting as requested by Reinsurer.

4.5. Effective Date Accounting.

        4.5.1. No later than sixty (60) calendar days after the Effective Date, Ceding Company will prepare as of the Effective Date and deliver to Reinsurer an accounting of all Policy-Related Liabilities and Policy-Related Assets, in the same form as the Preliminary Effective Date Accounting (the “Effective Date Accounting”). In addition, the Effective Date Accounting will include a statement comparing the values set forth on the Preliminary Effective Date Accounting with the values on the Effective Date Accounting and computing the difference in such values. The Effective Date Accounting must be reviewed and accompanied by a certificate signed by Ceding Company’s chief actuary who is a Member of the American Academy of Actuaries, certifying that all items appearing on such accounting were: (i) correct to the best knowledge of such actuary and do not contain errors in calculation, methodology or application; (ii) based on the books and records of Ceding Company; (iii) calculated in accordance with applicable SAP; and (iv) prepared using the same accounting and actuarial methodologies, assumptions and procedures, and the application thereof, that Ceding Company utilized in preparing its statutory Annual Statement as of December 31, 2000, the Indemnity Accounting and the Preliminary Effective Date Accounting. Ceding Company will provide Reinsurer with a copy of all work papers and data used, and access to all personnel involved, in preparing the Effective Date Accounting. After the Effective Date, Reinsurer will provide Ceding Company with reasonable access to the books and records of the Business, and access to Reinsurer’s personnel, reasonably necessary for Ceding Company to prepare the Effective Date Accounting.

        4.5.2. Reinsurer will have sixty (60) calendar days after receipt of the Effective Date Accounting to review such accounting and suggest changes or corrections thereto. On or before the end of such period, Reinsurer will notify Ceding Company in writing whether or not it accepts the Effective Date Accounting. If Reinsurer fails to so notify Ceding Company, Reinsurer will be deemed to have accepted the Effective Date Accounting. If Reinsurer notifies Ceding Company that it does not accept the Effective Date Accounting, Reinsurer will set forth in reasonable detail its objections thereto and the reasons for such objections. The parties in good faith will discuss and negotiate any such objections in an effort to reach agreement on the Effective Date Accounting. If despite good faith negotiations the parties are unable to reach agreement within thirty (30) calendar days after Ceding Company’s receipt of Reinsurer’s notice of objections, then the parties will submit the dispute to arbitration in accordance with Section 7, except that all arbitrators must be Members of the American Academy of Actuaries familiar with the types of policies included in the Reinsured Policies, and the arbitrators will determine the Effective Date Accounting in accordance with the standards set forth in items (i) through (iv) of Section 4.5.1.

        4.5.3. Within ten (10) calendar days after agreement is reached on the Effective Date Accounting or the Effective Date Accounting is determined by arbitration, as the case may be, the parties will settle any differences on such accountings as follows: (i) if the Net Transfer Amount Difference is positive, then Ceding Company will pay such difference to Reinsurer in cash; and (ii) if the Net Transfer Amount Difference is negative, then Reinsurer will pay such difference to Ceding Company in cash. “Net Transfer Amount Difference” means the result of subtracting the value of the Preliminary Transfer Amount from the value of the Adjusted Transfer Amount. Payment of the Net Transfer Amount Difference will be accompanied by the payment of interest thereon from the Effective Date to and including the date of payment at an annual rate equal to the 90-Day Treasury Rate in effect on the Effective Date.

4.6. True-Up Accounting.

        4.6.1. Within sixty (60) calendar days after the date that is one (1) year after the Effective Date, Reinsurer will prepare and deliver to Ceding Company a final accounting, in the same form as the Preliminary Effective Date Accounting and the Effective Date Accounting, of all Policy-Related Liabilities and Policy-Related Assets as of the Effective Date (the “True-Up Accounting”). Such accounting must be reviewed and accompanied by a certificate signed by Reinsurer’s chief actuary who is a Member of the American Academy of Actuaries, certifying that all items appearing on such accounting were: (i) correct to the best knowledge of such actuary and do not contain errors in calculation, methodology or application; (ii) based on the books and records of Reinsurer; (iii) calculated in accordance with applicable SAP; and (iv) to the best knowledge of such actuary, prepared using the same accounting and actuarial methodologies, assumptions and procedures, and the application thereof, that Ceding Company utilized in preparing its statutory Annual Statement as of December 31, 2000, the Indemnity Accounting, the Preliminary Effective Date Accounting and the Effective Date Accounting. The True-Up Accounting will include a statement comparing the values of the items set forth on the True-Up Accounting with the values of such items on the Effective Date Accounting and computing the difference in such values; provided, however, that the True-Up Accounting will make no true-up adjustment for items that customarily are included in Exhibit 8 and Exhibit 9 of the NAIC Annual Statement Blank (other than the A&H benefit reserves that are customarily included in Exhibits 8 and 9, which will be adjusted as part of the True-Up Accounting). With respect to the Reserves that have been estimated for claims for policy benefits under the Reinsured Policies, the True-Up Accounting will restate the liability for claims that were incurred before the Effective Time but not reported as of the Effective Time by replacing the estimated liability for such claims that was included in the Effective Date Accounting with the sum of (a) the actual runoff of such claims that were incurred before the Effective Time and that have been paid since the Effective Time, plus (b) an estimate for any such claims that were incurred before the Effective Time and may be unpaid as of the date that is one year after the Effective Time. To the extent that the actual amounts of any other Policy-Related Liabilities and Policy-Related Assets as of the Effective Date become determinable prior to the preparation of the True-Up Accounting, such items will be reflected on the True-Up Accounting as such actual amounts rather than estimations. Reinsurer will provide Ceding Company with a copy of all work papers and data used, and access to all personnel involved, in preparing the True-Up Accounting.

        4.6.2. Ceding Company will have sixty (60) calendar days after receipt of the True-Up Accounting to review such accounting and suggest changes or corrections thereto. On or before the end of such period, Ceding Company will notify Reinsurer in writing whether or not it accepts the True-Up Accounting. If Ceding Company fails to so notify Reinsurer, Ceding Company will be deemed to have accepted the True-Up Accounting. If Ceding Company does not accept the True-Up Accounting, Ceding Company will set forth in reasonable detail its objections thereto and the reasons for such objections. The parties in good faith will discuss and negotiate any such objections in an effort to reach agreement on the True-Up Accounting. If despite good faith negotiations the parties are unable to reach agreement within thirty (30) calendar days after Reinsurer’s receipt of Ceding Company’s notice of objections, then the parties will submit the dispute to arbitration in accordance with Section 7, except that all arbitrators must be Members of the American Academy of Actuaries familiar with the types of policies included in the Reinsured Policies, and the arbitrators will determine the True-Up Accounting in accordance with the standards set forth in items (i) through (iv) of Section 4.6.1.

        4.6.3. Within ten (10) calendar days after agreement is reached on the True-Up Accounting or the True-Up Accounting is determined by arbitration, as the case may be, the parties will settle any differences on such accountings as follows: (i) if the True-Up Value Difference is positive, then Ceding Company will pay such difference to Reinsurer in cash; and (ii) if the True-Up Value Difference is negative, then Reinsurer will pay such difference to Ceding Company in cash. “True-Up Value Difference” means the result of subtracting the value for the Adjusted Transfer Amount from the value for the Final Transfer Amount. Payment of the True-Up Value Difference will be accompanied by the payment of interest thereon from the Effective Date to and including the date of payment at an annual rate equal to the 90-Day Treasury Rate in effect on the Effective Date.

        4.7. Monthly Accounting. After the Effective Date and for as long as this Agreement is in effect, each calendar month Reinsurer will prepare and deliver to Ceding Company an accounting (the “Monthly Accounting”), which will be delivered no later than the fifteenth (15th) calendar day of the calendar month immediately following the calendar month for which such accounting is prepared; except that the first Monthly Accounting will not be due until forty-five (45) calendar days after the Effective Date. The Monthly Accounting will be substantially in the form set forth in Exhibit I. Reinsurer will supply Ceding Company on a timely basis with all accounting data relating to transactions carried out by it in connection with the Business that Ceding Company may reasonably request.

        4.8. Annual and Quarterly Reporting. On or before January 20 of each year, Reinsurer will furnish Ceding Company an accounting statement that contains such information with respect to the Reinsured Policies, for the immediately preceding calendar year, as Ceding Company may reasonably require to complete its annual financial statements as required by applicable statute or regulation, including but not limited to “State Page” information and all information needed by Ceding Company for calculation and payment of premium taxes and municipal taxes. On or before the twentieth (20th) day after the end of each calendar quarter, Reinsurer also will provide Ceding Company with an accounting statement that contains such information with respect to the Reinsured Policies, for the immediately preceding calendar quarter, as Ceding Company may reasonably require to complete its quarterly financial statements as required by applicable statute or regulation.

        4.9. Reserves. With respect to the Reinsured Policies, before the Effective Time, Ceding Company has established and maintained as a liability on its statutory statements not less than the statutory reserves and claims reserves required by all applicable regulatory authorities and as calculated in accordance with applicable SAP and in accordance with generally accepted actuarial principles. With respect to the Reinsured Policies, at and after the Effective Time, Reinsurer will establish and maintain as a liability on its statutory statements not less than the statutory reserves and claim reserves required by applicable SAP and in accordance with generally accepted actuarial principles. If Reinsurer reinsures or retrocedes the Reinsured Policies to an Affiliate or other Person outside of the United States, such reserves will be maintained in the United States pursuant to a funds withheld, trust or other arrangement (reasonably acceptable to Ceding Company) to secure Ceding Company’s continuing obligations thereunder.

        4.10. Commissions. If Ceding Company pays any Commissions that are the obligation of Reinsurer pursuant to Section 2.2 because Reinsurer fails to do so, Reinsurer will promptly reimburse Ceding Company therefor as set forth in Section 4.11.

        4.11. Reimbursements. If Reinsurer fails to pay any Policy Liabilities, Reinsurer will reimburse Ceding Company for all Policy Liabilities that may be paid by Ceding Company at and after the Effective Time, provided that any such payments by Ceding Company will be in accordance with the terms and conditions of the applicable Reinsured Policy or Other Agreement. The reimbursements required by this Section 4.11 will be paid by Reinsurer to Ceding Company within ten (10) calendar days of Reinsurer’s receipt of written notice from Ceding Company thereof. Such written notice from Ceding Company will be accompanied by such supporting information and detail as Reinsurer reasonably requests.

        4.12. Wire Transfers. Any payment of cash required under this Agreement must be paid to the payee in immediately available funds, United States Dollars, by means of a wire transfer if the payee provides to the payer appropriate wire transfer instructions at least two (2) business days before the required date of payment, and otherwise by means of a certified, cashier’s or bank check.

        4.13. DAC Tax Provisions. In accordance with Treasury Regulations Section 1.848-2(g)(8), Ceding Company and Reinsurer hereby elect to determine specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

        4.13.1. All uncapitalized terms used in this Section 4.13 will have the meanings set forth in the regulations under Section 848 of the Code.

        4.13.2. The party with net positive consideration under this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

        4.13.3. Both parties will exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

        4.13.4. Reinsurer will submit a schedule to Ceding Company by May 1 of each year of its calculation (“Reinsurer’s DAC Calculation”) of the net consideration under this Agreement for the preceding taxable year. This schedule of calculations must be accompanied by a statement signed by an authorized representative of Reinsurer stating that Reinsurer will report such net consideration in its federal income tax return for the preceding taxable year.

        4.13.5. Ceding Company may contest such calculation by providing an alternative calculation (“Ceding Company’s DAC Calculation”) to Reinsurer in writing within thirty (30) calendar days after the date on which Ceding Company receives Reinsurer’s calculation. If Ceding Company does not so notify Reinsurer, Ceding Company will report the net consideration under this Agreement as determined by Reinsurer in Ceding Company’s federal income tax return for the preceding taxable year.

        4.13.6. If Ceding Company contests Reinsurer’s calculation of the net consideration under this Agreement, the parties will negotiate in good faith to reach an agreement as to the correct amount of net consideration within thirty (30) calendar days after the date on which Ceding Company submits its alternative calculation. If Reinsurer and Ceding Company reach agreement as to the amount of net consideration under this Agreement, each party will report such amount in its federal income tax return for the preceding taxable year. If, during such period, Reinsurer and Ceding Company are unable to reach agreement, they will promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Reinsurer and Ceding Company (who will not have any material relationship with Reinsurer or Ceding Company), promptly to review (which review will commence no later than five (5) business days after the selection of such independent accountants), this Agreement and the calculations of Reinsurer and Ceding Company for the purpose of calculating the net consideration under this Agreement. Such independent accountants will deliver to Reinsurer and Ceding Company, as promptly as practicable (but no later than sixty (60) calendar days after the commencement of their review), a report setting forth such calculation, which calculation will result in a net consideration between the amount thereof shown in Reinsurer’s DAC Calculation and the amount thereof shown in Ceding Company’s DAC Calculation. Such report will be final and binding upon Reinsurer and Ceding Company. The fees, costs and expenses of such independent accountant will be borne (i) by Ceding Company if the difference between the net consideration as calculated by the independent accountants and Ceding Company’s DAC Calculation is greater than the difference between the net consideration as calculated by the independent accountants and Reinsurer’s DAC Calculation, (ii) by Reinsurer if the first such difference is less than the second such difference, and (iii) otherwise equally by Reinsurer and Ceding Company.

        4.13.7. This election will be effective for the 2001 taxable year and for all subsequent taxable years for which this Agreement remains in effect.

        4.13.8. Both parties will attach a schedule to their respective federal income tax returns for the first taxable year ending after the date on which this election becomes effective which identifies this Agreement as a reinsurance agreement for which an election has been made under Treasury Regulations Section 1.848-2(g)(8).

        4.14. Premium Taxes. Notwithstanding Sections 4.7 and 4.11 above, Reinsurer will reimburse Ceding Company for Premium taxes that are part of the Policy Liabilities on the basis specified herein. For each calendar year, Reinsurer will reimburse such Premium tax payments, with respect to each state and municipality, on an annual basis, within thirty (30) calendar days after Reinsurer receives a billing from Ceding Company for Reinsurer’s share of such Premium taxes paid. Reinsurer’s share will be determined on the basis of each such state’s actual applicable tax rate multiplied by the Premiums for the Reinsured Policies received in such state during the annual period. Such Premium taxes will be reduced to the extent of any credit that Ceding Company is entitled to take in any such year on its Premium tax returns for any amounts paid by Reinsurer for the guaranty fund assessments and similar charges that are part of the Policy Liabilities. Notwithstanding the foregoing, because Ceding Company is required by law to pay estimated Premium taxes on a quarterly basis throughout each calendar year, Reinsurer will pay Ceding Company such Premium tax reimbursements on a quarterly basis within fifteen (15) calendar days after receipt of a written estimate prepared by Ceding Company, and the parties will make any necessary adjustment at the end of the calendar year so that Reinsurer only reimburses Ceding Company for the actual Premium taxes on the basis specified above.

5. Administrative Services and Records.

        5.1. Administration and Servicing. At and after the Effective Time, Reinsurer will provide or arrange for (including through receipt of services from Ceding Company for a transition period) all Administrative Services for the Business and supply to Ceding Company copies of accounting and other records pertaining to such services as Ceding Company may from time to time reasonably request. Such services will include but not be limited to the following:

        (a) billing and collection of Premiums;

        (b) payment of claims;

        (c) payment of any refunds of Premiums;

        (d) handling of normal Policyholder requests under the Reinsured Policies;

        (e) preparation of monthly, quarterly and annual financial statement data, where applicable, for inclusion in Ceding Company's financial statements;

        (f) administration of the Other Agreements;

        (g) preparation, processing and filing of any agent appointments;

        (h) underwriting and issuing of any New Policies on behalf of Ceding Company; and

        (i) renewal of any Existing Policies or New Policies on behalf of Ceding Company.

        Reinsurer will perform all Administrative Services in a manner that is consistent with the terms of the Reinsured Policies and the Other Agreements (as the case may be), the current practice of reinsurance with respect to its business, and in a reasonable manner consistent with industry standards for the administration of dental, life, accident and health insurance and in accordance in all material respects with all applicable laws and regulations.

        5.2. Transfer of Records. On the Effective Date, Ceding Company will deliver to Reinsurer all books and records relating to the Business. On and after the Effective Date, Reinsurer will provide Ceding Company reasonable access to such books and records, and to Reinsurer’s personnel, with such access to be during normal business hours, on reasonable notice and at Ceding Company’s expense.

        5.3. Reinsurer Records. Reinsurer will maintain true and accurate books and records of all reinsurance hereunder, including all such records as may be required by law. As long as this Agreement is in effect, Reinsurer will make available for reasonable inspection and copying by Ceding Company (during normal business hours, on reasonable notice and at Ceding Company’s expense) any financial or other records pertaining to the Business that Ceding Company reasonably may require for financial statement preparation or any other reasonable business purposes.

        5.4. Privacy. Pursuant to the provisions of the Insurance Information and Privacy Protection Act or similar laws as enacted in various states, Reinsurer recognizes that, in the performance of its obligations under this Agreement, it will obtain from Ceding Company and other sources personal or privileged information about individuals collected or received in connection with insurance transactions. Reinsurer will maintain the confidentiality of such information in accordance with all such laws and not disclose such information further without the individual’s written authorization, unless such disclosure is otherwise permitted by law.

        5.5. Audit. Each party will have the right to audit at its sole expense, at the office of the other during regular business hours and on reasonable notice, all records and procedures relating to the Business.

        5.6. Continuing Cooperation. Subject to then-available staff and facilities and workloads associated with Ceding Company’s operations, Ceding Company will use reasonable efforts to assist Reinsurer in resolving issues relating to the Business, and Ceding Company promptly will provide Reinsurer with such information with respect to the Business as Reinsurer may reasonably request for purposes of preparing Reinsurer’s income tax returns or financial statements, to satisfy any other regulatory requirement or for any other reasonable business purpose. Subject to then-available staff and facilities and workloads associated with Ceding Company’s operations, Ceding Company will provide (at Reinsurer’s expense) such other assistance as Reinsurer may reasonably request in the performance of the Administrative Services. Nothing contained herein is intended to alter Ceding Company’s obligations under the transition services agreement entered into pursuant to Section 8.16 of the Purchase Agreement.

        5.7. Forwarding of Claims and Inquiries. At and after the Effective Time, Ceding Company promptly will remit and refer to Reinsurer all inquiries involving the Business, including but not limited to inquiries regarding additional premiums, claims payment or policy provisions, limitations or exclusions. Claims that are part of the Business erroneously submitted to Ceding Company will be forwarded promptly to Reinsurer.

        5.8. Complaint-Handling Procedure. The parties will cooperate with each other in providing information necessary to respond to any complaints concerning the Business or to respond to any request from a Governmental Entity having jurisdiction over the Business. At and after the Effective Time, Reinsurer will answer all complaints received by it concerning the Business. All complaints concerning the Business received by Ceding Company at and after the Effective Time will be forwarded promptly by fax or overnight mail to a contact person designated by Reinsurer for reply. Upon answering such complaints, Reinsurer will furnish Ceding Company with a copy of the complaint file. Ceding Company will be responsible for maintaining complaint files, complaint registers and other reports of any kind with respect to the Business that are required to be maintained under applicable state laws. However, Reinsurer also will maintain complaint files and registers and will provide Ceding Company with copies of complaint registers concerning the Business quarterly or upon written request by Ceding Company. Ceding Company also will be responsible for preparing and submitting any other filings with respect to complaints as may be required by applicable law or regulation.

        5.9. Compliance. At and after the Effective Time, with such cooperation from Ceding Company as Reinsurer may reasonably request, Reinsurer will handle all compliance and regulatory matters relating to the administration of the Business, including but not limited to monitoring and implementing necessary changes to forms and rates that may be required by applicable laws and regulations and preparing and filing all reports and other filings related to the Business that may be required by Governmental Entities. Reinsurer will maintain all licenses and registrations required by regulators for the performance of its duties and obligations under this Agreement.

        5.10. Oversights and Errors. In the event that any unintentional or accidental failure to comply with the terms of this Agreement can be shown to be the result of a misunderstanding, oversight or clerical error, both parties will be restored to the position they would have occupied had the misunderstanding, oversight or error not occurred.

5.11. Litigation.

        5.11.1. At and after the Effective Time, Ceding Company will retain responsibility for the liability, cost and management of all Business Proceedings commenced before the Effective Time. At the request of Reinsurer, Ceding Company will provide Reinsurer with reasonable updates regarding the progress and status of all such Business Proceedings.

        5.11.2. At and after the Effective Time, Reinsurer will notify Ceding Company promptly of claims made under the Reinsured Policies or Other Agreements that involve Excluded Liabilities. The parties will mutually agree on an appropriate response to any such claims that involve both an Excluded Liability and either a Policy Liability or Other Assumed Liability and hereby agree to cooperate and coordinate in resolving any and all such claims. In lieu of participating with Ceding Company in the defense of any claim involving both an Excluded Liability and either a Policy Liability or Other Assumed Liability, Reinsurer may elect to pay to Ceding Company the portion of such claim that is reinsured by or the responsibility of Reinsurer under this Agreement, following which Ceding Company will be solely responsible for resolving the remainder of such claim at its own expense. Notwithstanding anything in this Agreement to the contrary, (i) without Ceding Company’s prior written consent, which will not be unreasonably withheld, conditioned or delayed, Reinsurer will not pay any portion of or settle any claim involving Excluded Liabilities or admit liability on the part of Ceding Company with respect to such claim, and (ii) without Reinsurer’s prior written consent, which will not be unreasonably withheld, conditioned or delayed, Ceding Company will not pay any portion of or settle any claim involving Policy Liabilities or Other Assumed Liabilities or admit liability on the part of Reinsurer with respect to such claim.

        5.11.3. At and after the Effective Time, Reinsurer will have responsibility for the liability, cost and management of all Business Proceedings commenced at and after the Effective Time that are Policy Liabilities or Other Assumed Liabilities. Reinsurer will provide Ceding Company with reasonable updates regarding the progress and status of all such Business Proceedings.

        5.12. Power of Attorney. Subject to the provisions of Section 5.11 of this Agreement regarding the handling of Business Proceedings and Excluded Liabilities, Ceding Company does hereby appoint and name Reinsurer, acting through Reinsurer’s authorized officers and employees, as Ceding Company’s lawful attorney in fact with respect to the rights, duties, privileges and obligations of Ceding Company relating to the Reinsured Policies and Other Agreements, (i) to do any and all lawful acts that Ceding Company might have done with respect to the Reinsured Policies and Other Agreements, and (ii) to proceed by all lawful means (A) to perform any and all of Ceding Company’s obligations under the Reinsured Policies and Other Agreements, (B) to enforce any right and defend against any liability arising under the Reinsured Policies and Other Agreements, (C) to sue or defend (in the name of Ceding Company, when necessary) any action arising under the Reinsured Policies and Other Agreements, (D) to collect any and all sums due or payable to Ceding Company under the Reinsured Policies and Other Agreements and to quit and release for same, (E) to collect any and all Premiums due or payable under the Reinsured Policies through any automatic charge authorizations or otherwise of persons who own or hold Reinsured Policies, (F) to sign (in Ceding Company’s name, when necessary) vouchers, receipts, releases and other papers in connection with any of the foregoing matters, (G) to take actions necessary, as may be reasonably determined, to maintain the Reinsured Policies in compliance with applicable laws and regulations, (H) to request rate changes for the Reinsured Policies, (I) to undertake the necessary duties in connection with payment of Commissions in connection with the Reinsured Policies, (J) to establish and maintain bank accounts in the name of Ceding Company and issue drafts and make deposits thereon for the purpose of performing the Administrative Services, and (K) to do everything lawful in connection with the satisfaction of the Reinsurer’s obligations and the exercise of its rights under this Agreement.

        5.13. Abandoned Property, etc. Ceding Company will promptly reimburse Reinsurer for any and all amounts paid to Policyholders by Reinsurer as a result of the non-negotiability of checks and other drafts issued by Ceding Company prior to the Effective Time for amounts owed under Reinsured Policies. Reinsurer will reimburse Ceding Company for all amounts under Reinsured Policies paid by Ceding Company to the applicable state that escheat to such state as abandoned property because checks and other drafts issued by Reinsurer at or after the Effective Time with respect to Policy Liabilities were not timely cashed or deposited by the applicable payee. Ceding Company will promptly seek reimbursement from the applicable state for any amounts paid by Reinsurer to Policyholders under the Reinsured Policies after corresponding amounts have been paid to Ceding Company and escheated to the applicable state pursuant to the immediately preceding sentence, and Ceding Company will promptly reimburse Reinsurer after it has received such amounts from the applicable state. Reinsurer will provide to Ceding Company information concerning the Reinsured Policies reasonably necessary for the preparation of any report, notice or filing concerning abandoned property required to be made by Ceding Company by the applicable state.

        5.14. Restrictive License Regarding Use of Names. Ceding Company hereby grants a restrictive, non-exclusive license, during the term of this Agreement, with no right to sublicense or assign without Ceding Company’s express written consent (except in connection with an assignment of this Agreement pursuant to Section 9.1), for Reinsurer to display and refer to Ceding Company’s name as may be necessary or appropriate for Reinsurer to perform its obligations or exercise its rights hereunder, provided that Reinsurer’s use of Ceding Company’s name will be in accordance with Ceding Company’s written trademark usage guidelines as provided to Reinsurer from time to time. Reinsurer will not take any action that might have an adverse effect on the validity of Ceding Company’s name or ownership by Ceding Company thereof, and will cease to use Ceding Company’s name in any manner immediately upon the expiration or termination of all of the Reinsured Policies. Reinsurer will not acquire any other rights of any kind in Ceding Company’s trade names, trademarks, product name or marks by the use authorized in this Section 5.14. Reinsurer may also use its own marks in connection therewith.

        5.15. Confidential Information.Reinsurer and Ceding Company acknowledge that during the performance of services pursuant to this Agreement, each of them will be exposed to the confidential and proprietary information of the other party and the other party’s Affiliates, including, but not limited to, information containing the names and addresses of Policyholders and all other non-public personal information related to the Reinsured Policies or the Policyholders (the “Confidential Information”). Each party agrees to take all commercially reasonable measures to prevent the Confidential Information from being acquired by unauthorized Persons to the same extent it protects its own confidential and proprietary information, and will not disclose the Confidential Information to third parties without the prior written consent of the other party, except as required by applicable law. Neither party nor any of their respective Affiliates may use the Confidential Information for any purpose other than the performance of its obligations pursuant to this Agreement or as required by applicable law. This Section 5.15 will survive the termination of this Agreement for a period of five (5) years from the date of such termination. Notwithstanding the foregoing, Confidential Information will not include (a) information that is in the recipient’s possession prior to disclosure to it, (b) information that is or becomes publicly available, provided that such public availability does not result from (i) the misappropriation of such information by the recipient or (ii) the obtaining of such information by improper means of the recipient or from acts or omissions of another Person that the recipient knows, or should have reason to know, misappropriated such information or utilized improper means to acquire it or acquired it under circumstances giving rise to a duty to maintain its secrecy or limit its use or by accident or mistake and (c) information that is developed independently by the recipient without the use of any Confidential Information.

        5.16. Customer Lists. Without limiting any obligations of Ceding Company under Section 5.15 above, from and after the Effective Time until two (2) years after the Marketing Termination Date, Ceding Company will not use any customer list or portion thereof that exists on the Marketing Termination Date with respect to the Business for the purpose of soliciting indemnity or prepaid dental insurance business, subject to any other restrictions applicable to Ceding Company pursuant to the Purchase Agreement.

6. Indemnification.

        6.1. Indemnification of Reinsurer. Ceding Company will indemnify, defend and hold harmless Reinsurer and its Affiliates and their respective directors, officers, employees and assigns (the “Reinsurer Indemnitees”) from and against all claims, losses, liabilities, damages, deficiencies, costs, expenses, penalties and reasonable outside attorneys’ fees and disbursements (collectively, “Losses,” and individually a “Loss”), asserted against, imposed upon or incurred by them, directly or indirectly, by reason of or arising out of or in connection with (i) any breach of any covenant or agreement made or to be performed by Ceding Company pursuant to this Agreement, (ii) any Excluded Liability, and (iii) the reasonable costs to Reinsurer Indemnitees of enforcing this indemnity against Ceding Company provided that such costs are awarded to Reinsurer Indemnitees in accordance with Section 7.4.

        6.2. Indemnification of Ceding Company. Reinsurer will indemnify, defend and hold harmless Ceding Company and its Affiliates and their respective directors, officers, employees and assigns (the “Ceding Company Indemnitees”) from and against Losses asserted against, imposed upon or incurred by them, by reason of or arising out of or in connection with (i) any breach of any covenant or agreement made or to be performed by Reinsurer pursuant to this Agreement, (ii) any Policy Liability or Other Assumed Liability, and (iii) the reasonable costs to Ceding Company Indemnitees of enforcing this indemnify against Reinsurer provided that such costs are awarded to Ceding Company Indemnitees in accordance with Section 7.4.

        6.3. Notice of Asserted Liability. Promptly after receipt by an indemnified party hereunder of notice of any demand, claim or circumstances which, with or without the passage of time, could give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, such indemnified party must give written notice thereof (the “Claims Notice”) to the indemnifying party. The Claims Notice must describe the Asserted Liability in reasonable detail and indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by such indemnified party and will include a statement as to the basis for the indemnification sought. Failure to provide a Claims Notice in a timely manner will not be deemed a waiver of the indemnified party’s right to indemnification other than to the extent that such failure prejudices the defense of the claim by the indemnifying party.

        6.4. Opportunity to Defend. The indemnifying party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, the indemnifying party may not compromise or settle any Asserted Liability without the prior written consent of the indemnified party (which consent will not be unreasonably withheld, conditioned or delayed) unless (i) such compromise or settlement requires no more than a monetary payment for which the indemnified party hereunder is fully indemnified and such settlement provides a complete release of, or dismissal with prejudice of, all claims against the indemnified party for all matters that were or could have been asserted in connection with such claim, or (ii) involves no other matters binding upon the indemnified party (other than obligations of confidentiality). If the indemnifying party elects to compromise or defend such Asserted Liability, it will within thirty (30) calendar days from receipt of the Claims Notice notify the indemnified party of its intent to do so, and the indemnified party will cooperate, at the expense of the indemnifying party, in the compromise of, or defense against, such Asserted Liability. If the indemnified party fails to cooperate, then each indemnifying party will be relieved of its obligations under this Section 6 only to the extent that such indemnifying party is prejudiced by such failure to cooperate. Unless and until the indemnifying party elects to defend the Asserted Liability, the indemnified party will have the right, at its option, to do so in such manner as it deems appropriate; provided, however, that the indemnified party will not settle or compromise any Asserted Liability for which it seeks indemnification hereunder without the prior written consent of the indemnifying party (which will not be unreasonably withheld, conditioned or delayed). The indemnifying party will be entitled to participate in (but not to control) the defense of any Asserted Liability that it has elected not to defend with its own counsel and at its own expense.

        6.5. Exclusive Remedy. The parties hereto expressly acknowledge that (a) the provisions of this Section 6 will be the sole and exclusive remedy for damages caused as a result of breaches of the covenants and agreements contained in this Agreement and in any exhibit, certificate or schedule delivered or executed in connection herewith, except that the remedies of injunction and specific performance will remain available to the parties hereto, and (b) no indemnifying party will be liable or otherwise responsible to any indemnified party for punitive damages resulting from any breach of any such covenants and agreements.

7. Dispute Resolution.

        7.1. Any dispute, controversy or claim arising out of or relating to this Agreement or the performance by the parties of its terms will be settled by binding arbitration held at a location to be mutually agreed upon by the parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 7. The interpretation and enforceability of this Section 7 will be governed exclusively by the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

        7.2. There will be a panel of three (3) arbitrators, one of whom will be selected by Ceding Company, one of whom will be selected by Reinsurer, and the third of whom will be mutually selected by the arbitrators selected by Ceding Company and Reinsurer. In the event that such third arbitrator is not selected within ten (10) calendar days after the selection of the second arbitrator, the third arbitrator will be selected by the American Arbitration Association. All arbitrators must have substantial experience in the life and health insurance industry.

        7.3. The arbitrators will allow such discovery as they determine appropriate under the circumstances and will resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) calendar days after the selection of the arbitrators. The arbitrators will give the parties written notice of the decision, with the reasons therefor set out, and they will have thirty (30) calendar days thereafter to reconsider and modify such decision if any party so requests within ten (10) calendar days after the decision. Thereafter, the decision of the arbitrators will be final, binding, and nonappealable with respect to all Persons, including (without limitation) Persons who have failed or refused to participate in the arbitration process, unless such Person is challenging participation in the arbitration process pursuant to an action in a court of competent jurisdiction.

        7.4. The arbitrators will have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys’ fees and expenses in such manner as is determined to be appropriate by the arbitrators; provided that the arbitrators will be bound by and will limit their awards based upon the limitations of liability contained in this Agreement. A party may, however, seek an emergency temporary restraining order, if appropriate under applicable law, in any court having jurisdiction over the subject matter and the parties. Following the ruling on the request for temporary restraining order, the matter will proceed in arbitration as set forth herein.

        7.5. Judgment upon the award rendered by the arbitrators may be entered in any court having in personam and subject matter jurisdiction.

        7.6. All proceedings under this Section 7, and all evidence given or discovered pursuant hereto, must be maintained in confidence by all parties and the arbitrators.

        7.7. The fact that the dispute resolution procedures specified in this Section 7 have been or may be invoked will not excuse any party from performing its obligations under this Agreement, and during the pendency of any such procedure all parties must continue to perform their respective obligations in good faith.

        7.8. All applicable statutes of limitation will be tolled with respect to the subject matter of the dispute while the procedures specified in this Section 7 are pending. The parties will take such action, if any, required to effectuate such tolling.

8. Downgrade or Failure of Reinsurance Credit.

        8.1. If (a) Reinsurer's Moody's Investors Service Insurance Financial Strength Rating drops below A1 or Reinsurer ceases to be rated by Moody's, or (b) for any reason

        (i) Reinsurer ceases to be licensed as an insurer or ceases to qualify as an accredited reinsurer in a particular jurisdiction under circumstances that would cause Ceding Company to be denied credit for the reinsurance ceded under this Agreement on the financial statements filed by Ceding Company in said jurisdiction, and

        (ii) Reinsurer within thirty (30) days does not substitute as Ceding Company's reinsurer under the terms of this Agreement a company affiliated with Reinsurer with an equal or better claims-paying ability rating that either is licensed as a life insurer or is an accredited reinsurer in all states or otherwise fulfills all requirements necessary so that Ceding Company is allowed credit for the reinsurance ceded under this Agreement in all states, then, absent a written waiver of this funding requirement from Ceding Company signed by the President of Ceding Company, Reinsurer will, within thirty (30) days of the drop in Reinsurer’s rating described in clause (a) above or the loss of one or more of Reinsurer’s licenses or accreditation under the circumstances described in clause (b)(i) above (absent Reinsurer taking the action described in clause (b)(ii) above) deposit and maintain assets in trust with an independent trustee, on the terms provided below and as more fully set forth in the trust agreement executed in accordance with terms set forth below (the “Trust Agreement”) to support the Policy Liabilities and the Other Assumed Liabilities. The Trust Agreement will provide Ceding Company with security for the payment of all Policy Liabilities and Other Assumed Liabilities. In the event of the occurrence of the events described in clauses (a) or (b) above, until such deposit in trust is made, a constructive trust consistent with the terms of the Trust Agreement will be imposed on all Premiums and other receipts relating to the Reinsured Policies.

        8.2. Assets deposited and maintained in trust will at all times meet all applicable regulatory requirements. Such assets will consist solely of “Class A Assets,” defined as cash, cash equivalents or publicly traded bonds and “Class B Assets,” defined as fully performing mortgage-backed securities. No more than 40% of the assets deposited in the trust may be Class B Assets. The assets deposited in the trust must have a market value weighted average credit rating of at least “A1” as specified by Moody’s or at least “A” as specified by Standard & Poor’s Corporation, and no more than 10% thereof will consist of securities with a Standard & Poor’s rating below BBB or Moody’s rating below Baa. The market value of Class A Assets plus the market value of Class B Assets will at all times be at least equal to 110% of (x) Policy-Related Liabilities minus (y) Policy-Related Assets at such time. The form and duration of assets to be held in trust will be appropriate in light of the Policy Liabilities. Reinsurer will provide to Ceding Company at least quarterly a report identifying all assets in the trust as of the date of such report and setting forth the market value and duration of each such asset.

        8.3. Following the transfer of the assets to the trust all Premiums will be contributed directly to the trust. Policy Liabilities and Other Assumed Liabilities may be paid from the trust provided that such payments do not reduce trust assets below 110% of the required Reserves, which will be measured at the end of each calendar quarter. The composition of the assets will be maintained in accordance with the limitations contained in the preceding paragraph.

        8.4. The trustee will be a banking institution (selected by Ceding Company and reasonably acceptable to Reinsurer) incorporated or organized under the laws of the United States or of any State and have stockholders equity in excess of $200,000,000 as of the end of the most recent fiscal year.

        8.5. If the Trust Agreement is not executed and the trust timely funded in accordance with the provisions of this Section 8, all marketing of New Policies will cease, and Ceding Company will be entitled to seek specific performance of the obligations of Reinsurer set forth in this Section 8.

9. General Provisions.

        9.1. Successors; Assigns. This Agreement will inure to the benefit of and be binding upon the successors and permitted assigns of both Ceding Company and the Reinsurer. Neither party may assign, transfer or reinsure its rights or obligations under this Agreement without the prior written consent of the other party, except that, without having to obtain such consent, (i) either party may assign this Agreement to a Person who acquires all or substantially all of the equity or assets of such party, and (ii) Reinsurer may assign this Agreement to a Person who acquires all or substantially all of the assets of the Business. Notwithstanding the foregoing, without Ceding Company’s prior written consent, Reinsurer may not assign this Agreement to any Person having a Moody’s Investors Service Insurance Financial Strength Rating below A1 or that is not rated by Moody’s Investors Service. Reinsurer or Ceding Company, as the case may be, will promptly notify each other following any “change of control” filing with respect to such party made with an insurance regulatory authority, the approval of any plan to liquidate, merge or dissolve Reinsurer or Ceding Company, as applicable, or of any proceeding or lawsuit that materially affects Reinsurer’s or Ceding Company’s ability to perform this Agreement, including, but not limited to, insolvency or rehabilitation proceedings.

        9.2. Net Payment Basis. Amounts payable under this Agreement by Reinsurer to Ceding Company and by Ceding Company to Reinsurer will be netted against each other, dollar for dollar, and only a net payment will be due.

        9.3. Insolvency. In the event of the insolvency of Ceding Company, all reinsurance made, ceded, renewed or otherwise effective under this Agreement will continue to be payable by Reinsurer under the terms of the Reinsured Policies, on behalf of Ceding Company, its liquidator, receiver or statutory successor, without diminution because of the insolvency. Any conservator, receiver, liquidator or statutory successor of Ceding Company will give prompt written notice to Reinsurer of the pendency or submission of a claim under any Reinsured Policy. During the pendency of such claim, Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense available to Ceding Company or its conservator, receiver, liquidator or statutory successor. The expense thus incurred by Reinsurer is chargeable against Ceding Company as a part of the expense of insolvency, liquidation or rehabilitation to the extent of a proportionate share of the benefit which accrues to Ceding Company solely as a result of the defense undertaken by Reinsurer.

        9.4. Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that this Agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Tennessee, without regard for its conflict of laws doctrine.

        9.5. Headings, Construction. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement. Unless the context requires otherwise, terms defined or used in this Agreement in the singular will include the plural, and terms defined or used in this Agreement in the plural will include the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

        9.6. No Third Party Rights. Nothing herein, either expressed or implied, is intended or will be construed to confer upon or give any Person, other than the Reinsurer and Ceding Company, any rights or remedies under or by reason of this Agreement.

        9.7. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Each counterpart may consist of one or more copies signed by fewer than all, but together signed by all, the parties hereto.

        9.8. Duration. This Agreement will remain in force until the each Reinsured Policy terminates and all claims thereunder have been paid or satisfied. Notwithstanding anything to the contrary contained herein, the provisions set forth herein in Sections 4, 5.15, 6, 7 and 8 will survive any termination or expiration of this Agreement.

        9.9. Notices. Any notice or other communication required or permitted hereunder will be in writing and will be delivered by commercial courier, sent by facsimile transmission (and immediately after transmission confirmed by telephone) or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered by commercial courier or sent by facsimile transmission (and immediately after transmission confirmed by telephone) or, if mailed, on the date shown on the receipt therefor, as follows:

         (i)      If to Ceding Company to:
                  Protective Life Corporation
                  2801 Highway 280 South
                  Birmingham, Alabama  35223
                  Attn: Deborah Long, Senior Vice President General Counsel
                  Fax: 205-868-3597
                  Phone: 205-868-3885

                  with a copy to (which will not constitute notice for purposes of this Agreement):
                  Sutherland Asbill & Brennan LLP
                  999 Peachtree Street, N.E.
                  Atlanta, Georgia  30309
                  Attn: Eric R. Fenichel
                  Fax: 404-853-8806
                  Phone: 404-853-8483

         (ii)     If to Reinsurer to:
                  Fortis, Inc.
                  One Chase Manhattan Plaza
                  New York, New York 10005
                  Attn:    General Counsel
                  Fax:     212-859-7034
                  Phone:   212-859-7285

                  with a copy to (which will not constitute notice for purposes of this Agreement):
                  Alston & Bird LLP
                  1201 West Peachtree Street
                  Atlanta, Georgia 30309
                  Attn:    Susan J. Wilson
                  Fax:     404-881-4777
                  Phone:   404-881-7974

        Any party may, by notice given in accordance with this Section to the other party, designate another address or Person for receipt of notices hereunder.

        9.10. Cooperation. With regard to any matters not expressly stated herein, each party to this Agreement will furnish such information, execute such additional documents, and cooperate with each other as may be reasonably necessary (including but not limited to responses to regulatory inquiries) to carry out the purposes of this Agreement, in accordance with industry practice for transactions of this kind.

        9.11. Waiver. No modification or waiver of any provision of this Agreement will be effective unless set forth in writing. Any waiver will constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver of any future circumstance.

        9.12. Amendment. No amendment or modification hereof will be of any force or effect unless in writing and signed by the parties.

        9.13. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

[Remainder of this page intentionally left blank.
Signatures on the following page.]

        In Witness Whereof, Ceding Company and Reinsurer have caused this Agreement to be executed and delivered by their duly authorized officers as of the day and year first written above.

                                                     "Ceding Company"

                                                     EMPIRE GENERAL LIFE ASSURANCE CORPORATION

                                                     By:

                                                     Name:

                                                     Title:

                                                    "Reinsurer"

                                                     FORTIS BENEFITS INSURANCE COMPANY

                                                     By:

                                                     Name:

                                                     Title:
Exhibits
A Existing Policies
B Indemnity Accounting
C New Policies
D Provider Agreements
E Reinsurance Agreements
F Reinsured Assumed Agreements
G Related Agreements
H Third Party Administration Agreements
I Monthly Accounting